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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                              --------------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

                  UNDER THE SECURITIES AND EXCHANGE ACT OF 1934

           INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)


                               U.S. REALTEL, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         COMMON STOCK, $0.001 PAR VALUE
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                         (Title of Class of Securities)


                                    049156102
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                                 (CUSIP Number)
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                                December 31, 2000
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             (Date of Event Which Requires Filing of this Statement)



         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed.

         [ ]    Rule 13d-1(b)

         [ ]    Rule 13d-1(c)

         [X]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                Page 1 of 5 Pages


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CUSIP NO. 049156102          SCHEDULE 13G                 PAGE 2 OF 5 PAGES
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  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Perry H. Ruda
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
          (See Instructions)                                        (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    718,893(1)
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   718,893(1)
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               -0-
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          718,893(1)
          ---------------------------------------------------------------------

 (10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          Not applicable
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          10.9%(1)
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          IN
          ---------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) See Item 4 herein.
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CUSIP NO. 049156102          SCHEDULE 13G                 PAGE 3 OF 5 PAGES
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ITEM 1(a). NAME OF ISSUER.

           U.S. RealTel, Inc.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

           One Financial Plaza
           Suite 1101
           Fort Lauderdale, Florida 33394

ITEM 2(a). NAME OF PERSON FILING.

           Perry H. Ruda

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

           One Financial Plaza
           Suite 1101
           Fort Lauderdale, Florida 33394

ITEM 2(c). CITIZENSHIP.

           United States of America

ITEM 2(d). TITLE OF CLASS OF SECURITIES.

           Common Stock

ITEM 2(e). CUSIP NUMBER.

           049156102

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), IDENTIFY THE STATUS OF THE PERSON FILING.

           Not applicable

ITEM 4.    OWNERSHIP.

                  (a) AMOUNT BENEFICIALLY OWNED: 718,893(1)

                  (b) PERCENT OF CLASS: 10.9%(2)

                  (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                           (i) SOLE POWER TO VOTE OR DIRECT THE VOTE: 718,893(1)





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CUSIP NO. 049156102          SCHEDULE 13G                 PAGE 4 OF 5 PAGES
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                           (ii)  SHARED POWER TO VOTE OR DIRECT THE VOTE: -0-


                           (iii) SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION
                                 OF: 718,893(1)

                           (iv)  SHARED POWER TO DISPOSE OR DIRECT THE
                                 DISPOSITION OF: -0-

------------------

(1) The number of shares of Common Stock includes 604,955 shares owned directly and 113,938 shares of Common Stock subject to options and warrants exercisable within 60 days of this filing.

(2) Calculated on the basis of 6,467,808 shares of Common Stock outstanding on January 22, 2001. Any securities that are not issued and outstanding, but that can be acquired through the exercise of options or warrants exercisable within 60 days, are deemed to be outstanding for the purpose of computing the percentage of outstanding securities owned by stockholders holding such options or warrants, but are not deemed to be issued and outstanding for the purpose of computing the percentage of the class of securities held by any other person.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this Statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

         Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

         Not applicable.




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CUSIP NO. 049156102          SCHEDULE 13G                 PAGE 5 OF 5 PAGES
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                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 9, 2001                                    /s/ Perry H. Ruda
                                                    ----------------------------
                                                    Perry H. Ruda